Exhibit 99.1
Press Release
NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: Dec. 1, 2009
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES INVESTMENT
AGREEMENT
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (NASDAQ: ABCW) (“Anchor” or the “Company”) today announced that it has entered into agreements with Badger Anchor Holdings, LLC (“Badger Holdings”), pursuant to which Badger Holdings will make up to a $400 million investment in Anchor.
Pursuant to the agreements, Badger Holdings will purchase from Anchor up to 483,333,333 shares of common stock at $0.60 per share. Badger Holdings will also provide Anchor with a term loan in the aggregate principal amount of $110 million, which will be convertible into shares of the Company’s common stock at a conversion price of the lower of $0.60 per share or the market price at the time of conversion.
In connection with the transaction, the Company will also offer up to 166 million shares of common stock to its shareholders of record on November 23, 2009, at a price of $0.60 per share.
Consummation of the transactions contemplated by these agreements are subject to a number of conditions, among others, the following: (i) resolution satisfactory to Badger Holdings of Anchor’s outstanding loan from U.S. Bank and others in the aggregate principal amount of $116 million; (ii) conversion into common stock of the shares of preferred stock and warrants issued to the U.S. Treasury pursuant to the TARP Capital Purchase Program at an acceptable conversion rate; (iii) shareholder approval; (iv) receipt of all required regulatory approvals; and (v) the absence of certain material adverse developments with respect to the Company and its business.
Upon the completion of these transactions, assuming the maximum number of shares are purchased by Badger Holdings, current Anchor shareholders would own less than 5 percent of Anchor’s outstanding common shares and Badger Holdings would own a majority. Badger Holdings will be registered as a savings and loan holding company.
“Completion of these agreements will provide Anchor with capital in excess of levels required of us by our regulators. It also preserves Anchor as an independent company that can continue our mission of being a viable and healthy community banking organization,” said David Omachinski, chairman of the AnchorBank and the Company boards.
“We believe that this transaction is our best opportunity to return to profitability and growth,” said AnchorBank CEO Chris Bauer. “This new capital will enable us to help our communities recover and prosper.”

Badger Holdings is a newly-formed entity organized by Badger Capital, LLC, a private investment group led by investment banking specialist Steven D. Hovde, who has long-time ties to Madison.
“The robust combination of Anchor’s strong brand, strategic branch network and leading mortgage origination platform present an attractive investment opportunity for us,” said Hovde. “We are pleased to be partnering with this well-established institution in what has historically been a stable Midwestern marketplace, and look forward to working together to build upon Anchor’s unique franchise.”
About Anchor BanCorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly-owned subsidiary, has offices located in Wisconsin.
About Badger Capital, LLC
Badger Capital, LLC, is a private investment group whose principals have significant experience in the financial services and real estate industries. It was organized by the principals to facilitate the recapitalization of Anchor. Badger Capital intends to operate Anchor as a leading provider of community banking products and services for the Wisconsin market.
Forward Looking Statements and Technical Details
In connection with the proposed Badger investment, a proxy statement relating to certain of the matters discussed in this news release is expected to be filed with the SEC. In connection with the additional offering of up to 166 million shares, a registration statement will be filed with the SEC. When filed, copies of the proxy statement, the registration statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). ANCHOR’S STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Anchor, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Anchor’s stockholders in connection with certain of the matters discussed in this news release. Information regarding such persons and their interests in Anchor is contained in Anchor’s proxy statements and annual reports on Form 10-K filed with the SEC. Stockholders and investors may obtain additional information regarding the interests of Anchor and its directors and executive officers in the matters discussed in this news release, which may be different than those of Anchor’s stockholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this news release, which are expected to be filed with the SEC. The information contained in this release is not intended as a solicitation to buy Anchor’s stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Anchor’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward- looking statements.

The potential investment by Badger is subject to several conditions identified above, all of which may be beyond Anchor’s control. Accordingly, there can be no assurance that the transaction will be consummated.
Advisors
Acting as financial advisor to Anchor is Stifel Nicholas and acting as legal advisor is Michael Best & Friedrich LLP. Acting as legal advisor to Badger Holdings and Badger Capital is Barack Ferrazzano Kirschbaum & Nagelberg LLP.
For More Information
For more information, contact AnchorBank CEO Chris Bauer, or Dale Ringgenberg, CFO at (608) 252-1810.